EXHIBIT 99.2

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements. (unaudited)

The following unaudited consolidated financial statements have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited financial statements and the related notes included in our annual report on Form 10-K for the year ended December 31, 2004.

In the opinion of our management, any adjustments contained in the accompanying unaudited consolidated financial statements as of and for the three months and six months ended June 30, 2005 are of a normal recurring nature, necessary to present fairly our financial position, results of operations, cash flows and changes in stockholders’ equity (deficit). Interim results are not necessarily indicative of results for the full fiscal year.

GUILFORD PHARMACEUTICALS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash and cash equivalents	$38,878	$61,889
Marketable securities	18,444	27,705
Investments — held by Symphony Neuro Development Company	23,771	32,062
Accounts receivable, net	5,540	4,666
Inventories	3,166	2,373
Prepaid expenses and other current assets	1,709	4,744

Total current assets	91,508	133,439
Investments — restricted	1,837	19,899
Property and equipment, net	1,988	1,758
Intangibles, net	36,069	75,943
Other assets	4,980	6,096

Total assets	$136,382	$237,135

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable	$11,296	$15,333
Current portion of long-term debt	1,941	2,916
Accrued payroll related costs	5,555	2,932
Accrued contracted services	7,665	3,929
Accrued expenses and other current liabilities	5,112	6,355

Total current liabilities	31,569	31,465
Long-term debt, excluding current portion	70,033	87,393
Revenue interest obligation	45,890	44,932
Other liabilities	8,899	8,320

Total liabilities	156,391	172,110

Minority interest	21,145	28,132
Commitments and contingencies
Stockholders’ Equity (Deficit):
Preferred stock, par value $0.01 per share; authorized 4,700,000 shares, none issued	—	—
Series A junior participating preferred stock, par value $0.01 per share; authorized 300,000 shares, none issued	—	—
Common stock, par value $0.01 per share; authorized 125,000,000 shares, 46,638,788 and 46,638,788 issued	466	466
Additional paid-in capital	436,310	435,130
Accumulated deficit	(472,427)	(391,416)
Accumulated other comprehensive loss	(1,061)	(2,130)
Unearned compensation	(3,830)	(3,653)
Treasury stock, at cost; 123,415 and 304,336 shares	(612)	(1,504)

Total stockholders’ (deficit) equity	(41,154)	36,893

Total liabilities and stockholders’ equity (deficit)	$136,382	$237,135

See accompanying notes to consolidated financial statements.

GUILFORD PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Net product revenue	$12,384	$10,747	$22,887	$19,474
Revenue from license fees, milestones and other	381	402	614	603

Total revenue	12,765	11,149	23,501	20,077

Costs and Expenses:
Cost of sales	857	1,232	1,842	2,223
Research and development	16,910	8,852	32,935	18,225
Selling, general and administrative	14,724	14,433	29,585	26,181
Intangible amortization	1,042	1,705	2,755	3,426
Acquired in-process research and development	—	5,238	—	5,238
Impairment of long-lived assets	6,093	—	37,118	—

Total costs and expenses	39,626	31,460	104,235	55,293

Operating Loss	(26,861)	(20,311)	(80,734)	(35,216)
Other Income/(Expenses):
Investment and other income	600	402	720	880
Revenue interest expense	(2,107)	(2,095)	(4,203)	(4,430)
Interest expense	(1,063)	(1,367)	(2,296)	(2,673)

Loss before Minority Interest	(29,431)	(23,371)	(86,513)	(41,439)
Minority Interest	2,964	2,104	5,502	2,104

Net Loss	$(26,467)	$(21,267)	$(81,011)	$(39,335)

Basic and Diluted Loss per Common Share	$(0.58)	$(0.63)	$(1.76)	(1.16)

Weighted-average shares used to calculate basic and diluted loss per share	46,015	33,954	45,969	33,938

See accompanying notes to consolidated financial statements.

GUILFORD PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2005	2004
Cash Flows From Operating Activities:
Net loss	$(81,011)	$(39,335)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of long-lived assets	37,118	—
Acquired in-process research and development	—	5,238
Depreciation and amortization	3,518	6,348
Minority interest	(5,502)	(2,104)
Non-cash compensation expense	1,511	233
Non-cash imputed revenue interest expense	866	1,476
Loss on sale of marketable securities	893	144
Loss on termination of swap agreement	524	—
Changes in assets and liabilities:
Accounts receivable	(874)	(643)
Prepaid expenses and other current assets and other assets	3,573	299
Inventories	(793)	(1,037)
Accounts payable and other liabilities	597	1,132

Net cash flows used in operating activities	(39,580)	(28,249)

Cash Flows From Investing Activities:
Purchases of investments held by SNDC	—	(43,000)
Proceeds from sale of investments held by SNDC	8,291	6,803
Proceeds from maturities and sales of available-for-sale securities	30,825	26,127
Purchases of available-for-sale securities	(3,310)	(10,949)
Purchases of property and equipment	(270)	(11)

Net cash flows from (used in) investing activities	35,536	(21,030)

Cash Flows From Financing Activities:
Principal payments on debt and revenue interest obligation	(18,729)	(2,234)
Net proceeds from sale of preferred stock by SNDC	—	43,000
Payment to terminate swap agreement	(622)	—
Proceeds from sale of treasury stock	384	159
Debt issuance costs	—	(3,105)
Net proceeds from issuances of common stock	—	235

Net cash flows (used in) from financing activities	(18,967)	38,055

Net decrease in cash and cash equivalents	(23,011)	(11,224)
Cash and cash equivalents at the beginning of year	61,889	29,939

Cash and cash equivalents at the end of period	$38,878	$18,715

Supplemental cash flow data:
Net interest paid	$6,945	$5,209
Stock distributed to 401(k) and ESP plans	653	292
Non-cash investing and financing activities:
Capital lease obligations	394	847

See accompanying notes to consolidated financial statements.

GUILFORD PHARMACEUTICALS INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share data)

(unaudited)

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Unearned Compensation	Treasury Stock, at Cost	Total Stockholders’ Equity (Deficit)
Balance, December 31, 2004	46,638,788	$466	$435,130	$(391,416)	$(2,130)	$(3,653)	$(1,504)	$36,893
Comprehensive gain(loss):
Net loss				(81,011)				(81,011)
Other comprehensive gain(loss):
Recognition of loss on termination of swap agreement					524			524
Unrealized gain on interest rate swap agreements					5			5
Unrealized gain on available-for-sale securities					540			540

Total other comprehensive gain(loss)								1,069

Total comprehensive loss								(79,942)

Amortization of unearned compensation						1,183		1,183
Exercise of stock options and restricted stock units (12,902 shares)	(19)						64	45
Issuance of restricted stock units	1,360					(1,360)		—
Distribution of 66,775 shares to 401(k) plan	(16)						330	314
Distribution of 98,141 shares to ESP plan	(145)						484	339
Distribution of 3,103 shares to consultant	—						14	14

Balance, June 30, 2005 (unaudited)	46,638,788	$466	$436,310	$(472,427)	$(1,061)	$(3,830)	$(612)	$(41,154)

See accompanying notes to consolidated financial statements.

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Description of Business

Guilford Pharmaceuticals Inc. (together with its subsidiaries, Guilford or the Company) is a pharmaceutical company located in Baltimore, Maryland, engaged in the research, development and commercialization of proprietary pharmaceutical products that target the hospital and neurology markets.

2.	Summary of Significant Accounting Policies and Practices

Basis of Presentation

The Unaudited Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and to disclose contingent assets and liabilities as of the dates of such financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Interest Obligation

The Company has entered into a Revenue Interest Assignment Agreement (or Revenue Agreement) with Paul Royalty Fund, L.P. and certain of its affiliated entities (or collectively, PRF), pursuant to which PRF is entitled to receive revenue interest payments based on sales of certain of the Company’s existing and future products. The Company recorded its revenue interest obligation as debt due to the Company’s significant continuing involvement in the generation of cash flows due to PRF. The Company amortizes the revenue interest obligation under the effective interest method and utilizes an imputed interest rate equivalent to PRF’s projected internal rate of return based on estimated future revenue interest obligation payments. Revenue interest obligation payments made to PRF reduce the future obligation.

Revenue Recognition

Revenue from sales of GLIADEL® Wafer (or Gliadel) and AGGRASTAT® Injection (or Aggrastat) is recognized when all four of the following criteria are met:

•	the Company has persuasive evidence that an arrangement exists;

•	price is fixed and determinable;

•	title has passed; and

•	collection is reasonably assured.

The Company records its revenue net of provisions for returns, chargebacks and discounts, which are established at the time of sale. The Company’s credit and exchange policy includes provisions for return of any product that has expired or was damaged in shipment. The Company’s historical return rate is applied to its current unit sales to provide an allowance for future product returns. The product return rate is periodically updated to reflect actual experience.

Product demand by distributors and wholesalers during a given period may not correlate with prescription demand for the product in the same period. As a result, the Company periodically evaluates the specialty distributor’s and wholesalers’ inventory positions. If such evaluation causes the Company to believe that these levels are too high based on expected prescription demand, then until these levels are reduced to acceptable levels the Company will:

•	defer recognition of revenue if the Company determines there is excess channel inventory for the product; and

•	not accept purchase orders from the distributor or not ship additional products.

Stock-Based Compensation

The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (or APB 25), and recognizes compensation costs attributable to stock option and similar plans based on any excess of the quoted market price of the stock on the date of grant over the amount the employee is required to pay to acquire the stock.

Statement of Financial Accounting Standards (or SFAS) No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (or SFAS 148), which amended SFAS 123, “Accounting for Stock-Based Compensation,” (or SFAS 123) requires companies to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amended the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements of SFAS 148 have been incorporated herein.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
($ in thousands, except per share data)
Net loss, as reported	$(26,467)	$(21,267)	$(81,011)	$(39,335)
Add: Stock-based employee compensation expense included in reported net loss	622	—	1,183	—
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards	(1,930)	(2,562)	(4,552)	(5,446)

Pro forma net loss	$(27,775)	$(23,829)	$(84,380)	$(44,781)

Basic and diluted loss per share:
As reported	$(0.58)	$(0.63)	$(1.76)	$(1.16)
Pro forma	$(0.60)	$(0.70)	$(1.84)	$(1.32)

New Accounting Standards

SFAS 123R:

In December 2004, the Financial Accounting Standards Board (or FASB) issued SFAS 123R (revised 2004), “Share-Based Payment,” which is a revision of SFAS 123. SFAS 123R supersedes APB 25 and amends

SFAS 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123. In accordance with the effective date of the statement, the Company will adopt the statement starting in its fiscal year beginning January 1, 2006.

As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values over the expected period of service. Accordingly, the adoption of SFAS 123R’s fair value method may have an impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position.

The impact of adopting SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, if the Company adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net loss and loss per share as disclosed above in “Stock-Based Compensation.” SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation costs to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company is unable to estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options.

SFAS 151:

In November 2004, FASB issued SFAS 151, “Inventory Cost.” This statement amends Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage.) The provision of the statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is evaluating the impact of this statement on its consolidated financial positions, results of operations and cash flows.

SFAS 154:

In June 2005, FASB issued SFAS 154, “Accounting Changes and Error Corrections” (or SFAS 154), a replacement of APB 20, “Accounting Changes,” and SFAS 3, “Reporting Accounting Changes in Interim Financial Statements.” This statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. It is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. As of June 30, 2005, this statement had no impact on the Company’s financial statements, results of operations and cash flows.

3.	Aggrastat Intangibles

On April 5, 2005, the Company concluded that its Aggrastat intangibles and other related assets and liabilities (or the Aggrastat Assets) were not essential to the Company’s long-term business strategy. As a result, the Company is pursuing strategic alternatives for the Aggrastat Assets, including, but not limited to, selling, divesting, partnering, licensing or entering into other similar arrangements with respect to those assets.

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” the Company performed an impairment analysis as of March 31, 2005 due to the Company’s expectation that it was more likely than not that the Aggrastat Assets will be sold or otherwise disposed of significantly before the end of their previously estimated useful lives. The impairment analysis was performed using market-based sales multiples for comparable product lines and the Company determined that the carrying value of the Aggrastat Assets was in excess of its fair value. Accordingly, during the quarter ended March 31, 2005, the Company recorded a non-cash charge of $31.0 million to write-down the carrying value of the Aggrastat Assets to fair value.

As of June 30, 2005, the Company performed an impairment analysis and determined that the carrying value of the Aggrastat Assets was still in excess of its fair value based on a non-binding offer received from a third-party. Accordingly, during the quarter ended June 30, 2005, the Company recorded a non-cash charge of $6.1 million to further write-down the carrying value of the Aggrastat Assets to its fair value. The Aggrastat Assets are being classified as an “Asset Held for Use” because assets are not available for immediate sale as PRF holds a security interest in the assets related to Aggrastat under the Revenue Agreement.

As of June 30, 2005, the Company stopped all Aggrastat related trials, including TENACITY, a multi-center, double-blind, randomized comparison of Aggrastat and Abciximab (ReoPro®.) As of June 30, 2005, the Company’s contractual commitments related to the Aggrastat Assets included:

•	an agreement with Baxter Healthcare Corporation for the supply of 250 ml and 100 ml bags of Aggrastat through July 2009, which commits the Company to purchase approximately $6.1 million of such bags, and $1.3 million of such purchase commitment remains outstanding for the remainder of 2005; and

•	various funding commitments and agreements related to the advancement of the Company’s research and development activities, which the Company currently estimates to be no more than $1.0 million.

Additionally, under the Revenue Agreement, PRF is entitled to require the Company to repurchase all or a portion of PRF’s revenue interest if the Company sells the Aggrastat Assets. The repurchase price guarantees PRF a return in an amount over its initial investment which is reduced based on the Company’s prior payments to PRF before the date that PRF’s interest is repurchased; however, the repurchase price may never exceed three and one-half times PRF’s initial investment, or $147.0 million.

Effective July 20, 2005, in connection with the merger agreement with MGI Pharma, Inc. (or MGI Pharma), the Company entered into a letter agreement with PRF and MGI Pharma whereby PRF agreed to sell, and on or before the consummation of the merger, MGI Pharma agreed to repurchase, PRF’s revenue interest granted under the Revenue Agreement for an agreed calculated price. In the event the merger is not consummated, the letter agreement will terminate and, should the Gliadel business be sold to MGI Pharma as provided under the line of credit agreement, PRF’s revenue interest in Gliadel will be repurchased by the Company for the same agreed calculated price. The repurchase price ranges from approximately $58.0 million to approximately $66.0 million and is dependent on when the repurchase occurs between August 1, 2005 and March 31, 2006, at which time the option to sell Gliadel to MGI Pharma expires. If the Company repurchases PRF’s revenue interest during this period, the Company would incur a non-cash loss on restructuring the revenue interest obligation ranging from approximately $14.0 million to approximately $20.0 million depending on when the repurchase occurs. See Note 11. “Subsequent Events” below for further detail.

4.	Accounts Receivable

	June 30, 2005	December 31, 2004
($ in thousands)
Trade accounts receivable	$5,556	$4,692
Less allowance for doubtful accounts	(16)	(26)

Accounts receivable, net	$5,540	$4,666

Accounts receivable include amounts relating to sales of Gliadel to a specialty distributor, hospitals and wholesalers that provide for net payments in 91 days, and sales of Aggrastat to wholesalers that provide for net payments in 31 days, both with certain discounts for early payment.

5.	Inventory

	June 30, 2005	December 31, 2004
($ in thousands)
Raw materials	$714	$354
Work-in-process	635	314
Finished goods	1,817	1,705

Inventory	$3,166	$2,373

6.	Intangible Assets and Acquired In-process Research and Development

	Estimated Life in Years	June 30, 2005	December 31, 2004
($ in thousands)
Gliadel rights reacquisition	10	$8,412	$8,412
Aggrastat patents	13	21,589	53,390
Trademarks	13	3,942	9,750
Customer contracts and related relationships	13	103	14,712
Other	11	5,949	267

Total Aggrastat intangible assets		31,583	78,119

Less accumulation amortization		(3,926)	(10,588)

Intangible assets, net		$36,069	$75,943

On April 5, 2005, the Company concluded that the Aggrastat Assets were not essential to the Company’s long-term business strategy. As a result, the Company evaluated the recoverability of the Aggrastat Assets as of March 31, 2005 and determined that the carrying value was in excess of the fair value. Accordingly, the Company recorded a non-cash charge of $31.0 million to write-down the carrying value of the Aggrastat Assets to fair value.

As of June 30, 2005, based on a non-binding third-party offer, the Company determined that the carrying value of the Aggrastat Assets was still in excess of its fair value. Accordingly, the Company recorded a non-cash charge of $6.1 million to further write-down the carrying value of the Aggrastat Assets to its fair value.

Amortization expense for the three months ended June 30, 2005 and 2004 was $1.0 million and $1.7 million, respectively, and $2.8 million and $3.4 million for the six months ended June 30, 2005 and 2004, respectively.

7.	Long-term Debt

In January 2005, the Company paid off the outstanding principal balance of $17.2 million on its five-year term loan with Wachovia Bank National Association (or Wachovia.) Under the terms of the loan, the Company was required to maintain a restricted cash collateral account in the amount of the remaining unpaid principal of the loan. Additionally, the Company had entered into a swap agreement that effectively fixed the interest rate on this indebtedness at 5.36%. As a result of the repayment, the related cash collateral account balance of $17.2 million has been released and the swap agreement was paid and terminated, which resulted in a realized loss of $0.5 million.

8.	PRF Revenue Interest Obligation

On October 28, 2003, the Company acquired from Merck & Co., Inc. the rights to Aggrastat in the United States and its territories for a purchase price of $84.0 million. The Company paid $42.0 million in cash and entered into a $42.0 million revenue interest financing arrangement with PRF pursuant to the Revenue Agreement, the terms of which are summarized as follows:

•	PRF is entitled to receive:

•	from October 28, 2003 through December 31, 2006 — 10% of the Company’s combined net revenue from Gliadel and Aggrastat up to $75.0 million and 2.5% of those annual net revenues in excess of $75.0 million;

•	from January 1, 2007 through December 31, 2012 (the end of the term of the financing arrangement with PRF) — 17.5% of the Company’s combined net revenue from Gliadel and Aggrastat up to $75.0 million and 3.5% of those annual net revenues in excess of $75.0 million;

•	the revenue interest percentages can increase if the Company fails to meet contractually specified levels of annual net revenue from products for which PRF is entitled to receive its revenue interest; and

•	minimum payments payable quarterly totaling $6.3 million in 2005, $7.5 million in 2006, $10.0 million per year in 2007 through 2009, and $12.5 million per year in 2010 through 2012. During the three months ended June 30, 2005 and June 30, 2004, the Company paid $1.6 million and $1.3 million, respectively, to PRF related to the minimum payments requirements, and $3.1 million and $2.5 million during the six months ended June 30, 2005 and 2004, respectively.

•	During each year of the term of the Revenue Agreement, PRF will be entitled to receive a portion of revenue from products that the Company may acquire in the future or of the Company’s product candidates AQUAVAN® Injection (or Aquavan) and GPI 1485, in the case that the Company’s calculated annual obligation(s) to make royalty payments under the Revenue Agreement (based upon the combined net revenue from Gliadel and Aggrastat) are less than $7.6 million for 2005, $8.3 million for 2006, $15.3 million for 2007, $15.5 million for 2008, $15.8 million for 2009, $16.0 million for 2010 or $15.9 million for 2011 and 2012, respectively.

•	PRF received five-year warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $9.15 per share.

•	PRF received a security interest in the assets related to Gliadel and Aggrastat. As a result of this security interest, the Company may not be free to utilize those assets at its discretion, such as selling or outlicensing rights to part or all of those assets, without first obtaining the permission of PRF. This requirement could delay, hinder or condition the Company’s ability to enter into corporate partnerships or strategic alliances with respect to these assets.

•	PRF may be entitled to require the Company to repurchase its revenue interest under the following circumstances:

•	if the Company fails to maintain an escrow account funded with eight quarters of minimum payments to PRF in the aggregate of $15.7 million and $13.8 million as of June 30, 2005 and December 31, 2004, respectively, or fails to maintain at least $20.0 million of net working capital;

•	if the Company fails to make its minimum payments to PRF;

•	if the Company sells Gliadel and Aggrastat (with PRF having partial rights to make the Company repurchase its interest in the event of the sale of one, but not both products);

•	upon the occurrence of a bankruptcy or similar event; or

•	upon certain conditions related to a change of control of the Company.

The repurchase price guarantees PRF a return in an amount over its initial investment and is reduced based on the Company’s prior payments to PRF before the date that PRF’s interest is repurchased; however, the repurchase price may never exceed three and one-half times PRF’s initial investment, or $147.0 million.

Revenue interest expense, calculated using the effective interest method, was $2.1 million for both of the three months ended June 30, 2005 and 2004, and $4.2 million and $4.4 million for the six months ended June 30, 2005 and 2004, respectively. The Company utilizes an imputed interest rate equivalent to PRF’s projected internal rate of return based on estimated future revenue interest obligation payments. Revenue interest obligation payments made to PRF reduce the future obligation.

Effective July 20, 2005, in connection with the merger agreement with MGI Pharma, the Company entered into a letter agreement with PRF and MGI Pharma whereby PRF agreed to sell, and on or before the consummation of the merger, MGI Pharma agreed to repurchase, PRF’s revenue interest granted under the Revenue Agreement for an agreed calculated price. In the event the merger is not consummated, the letter agreement will terminate and, should the Gliadel business be sold to MGI Pharma as provided under the line of credit agreement, PRF’s revenue interest in Gliadel will be repurchased by the Company for the same agreed calculated price. The repurchase price ranges from approximately $58.0 million to approximately $66.0 million and is dependent on when the repurchase occurs between August 1, 2005 and March 31, 2006, at which time the option to sell Gliadel to MGI Pharma expires. If the Company repurchases PRF’s revenue interest during this period, the Company would incur a non-cash loss on restructuring the revenue interest obligation ranging from approximately $14.0 million to approximately $20.0 million depending on when the repurchase occurs. See Note 11. “Subsequent Events” below for further detail.

9.	Related Party Transactions

In December 2004, the Company recorded $3.8 million in unearned compensation to stockholders’ equity for the fair value of the equity instruments granted to Dean J. Mitchell, the Company’s President and Chief Executive Officer. The Company is amortizing the unearned compensation expense into operations over the service period. During the three months and six months ended June 30, 2005, the Company recorded non-cash compensation expense of $0.4 million and $0.9 million, respectively. As of June 30, 2005, $2.8 million of unearned compensation remained to be amortized for Mr. Mitchell’s equity instrument grants.

Pursuant to the terms of the Company’s September 2004 consulting and separation agreement with Craig R. Smith, M.D., the Company’s former President, Chief Executive Officer and Chairman of the Board, the Company paid Dr. Smith approximately $0.3 million and $0.4 million for the three months and six months ended June 30, 2005, respectively. As of June 30, 2005, $1.4 million in consulting and separation costs remained and is recorded in accrued payroll related costs on the Unaudited Consolidated Balance Sheet.

Pursuant to the terms of the Company’s September 1995 consulting agreement with Solomon H. Snyder, M.D., a director, the Company paid approximately $0.1 million for consulting services for both of the three months ended June 30, 2005 and 2004, and $0.2 million and $0.1 million for the six months ended June 30, 2005 and 2004, respectively. These services included advising on the Company’s research and development programs and on the acquisitions of new technologies and laboratory equipment and participating in business meetings.

10.	Restructuring

On May 24, 2005, the Company announced a workforce reduction of 38 employees. As a result of this reduction, the Company will incur approximately $1.3 million of expenses primarily related to employee severance and related costs during 2005, of which $1.0 million was recorded during the three months ended June 30, 2005. As of June 30, 2005, a restructuring reserve of $1.0 million is recorded in accrued expenses and other current liabilities on the Unaudited Consolidated Balance Sheet.

11.	Subsequent Events

Merger Agreement

On July 20, 2005, the Company entered into a definitive merger agreement (or the Merger Agreement) with MGI Pharma. Pursuant to the terms of the Merger Agreement, MGI Pharma will acquire all of the Company’s outstanding shares of common stock in a taxable merger for total consideration of $3.75 per share, which consists of a fractional share of MGI Pharma’s common stock that will have a value of $2.625 (as determined over the five day trading period ending three trading days prior to closing the merger), plus $1.125 in cash. However, if the average closing price of MGI Pharma’s common stock is equal to or more than $31.71 (as determined over the five day trading period ending three trading days prior to closing the merger), each share of the Company’s common stock will be exchanged for 0.0828 of a share of MGI Pharma’s common stock, plus $1.125 in cash; if the average closing price is equal to or less than $23.43, each share of the Company’s common stock will be exchanged for 0.1120 of a share of MGI Pharma’s common stock, plus $1.125 in cash. Subject to regulatory and the Company’s stockholder approvals, and other customary closing conditions, the Company expects the merger to close in the fourth quarter of 2005. The Company has agreed to pay MGI Pharma a termination fee of $7.0 million if the Merger Agreement is terminated under certain specified circumstances.

Line of Credit Agreement

On July 20, 2005, the Company entered into a line of credit agreement with MGI Pharma, pursuant to which, commencing October 1, 2005, until the earlier of December 31, 2005 or the termination of the Merger Agreement, MGI Pharma has agreed to advance the Company an aggregate amount not to exceed $18.0 million. The line of credit will bear interest at a rate equal to 14% per annum, payable in arrears on the first day of each month, commencing January 1, 2006 and unless due sooner pursuant to the terms of the line of credit agreement, the outstanding principal and interest with respect to the line of credit will be due on December 31, 2006. The line of credit is subject to a security agreement. MGI Pharma has been granted a first priority interest in the NAALADase inhibitor Compounds and PARP inhibitor Compounds and in the Aquavan intellectual property and related assets (but excluding, in each case, any collateral in which PRF has a security interest.) In addition, if the Merger Agreement is terminated without closing, the Company has a 90-day right to sell its Gliadel business to MGI Pharma for a purchase price of $90.0 million.

Letter Agreement with PRF

On July 20, 2005, the Company entered into a letter agreement with PRF and MGI Pharma whereby PRF agreed to sell, and on or before the consummation of the merger, MGI Pharma agreed to repurchase, PRF’s revenue interest granted under the Revenue Agreement for an agreed calculated price. In the event the merger is not consummated, the letter agreement will terminate and, should the Gliadel business be sold to MGI Pharma as provided under the line of credit agreement, PRF’s revenue interest in Gliadel will be repurchased by the Company for the same agreed calculated price. The repurchase price ranges from approximately $58.0 million to approximately $66.0 million and is dependent on when the repurchase occurs between August 1, 2005 and March 31, 2006, at which time the option to sell Gliadel to MGI Pharma expires. If the Company repurchases PRF’s revenue interest during this period, the Company would incur a non-cash loss on restructuring the revenue interest obligation ranging from approximately $14.0 million to approximately $20.0 million depending on when the repurchase occurs.

12.	Commitments and Contingencies

In April 2005, the Company awarded retention bonuses to certain employees of the Company who are considered important to the implementation of the Company’s business strategy announced in April 2005. These employees will be paid their retention bonuses if they continue their employment with the Company through December 6, 2005 or April 6, 2006, depending on the employee. If the MGI Pharma merger is consummated, the retention bonuses, totaling $1.8 million, consisting of both cash and grants of restricted stock units, will be paid out on an accelerated basis as of the merger date. As of June 30, 2005, $0.5 million of retention bonus expense has been recorded. Further, officers of the Company may be entitled to receive severance payments under the terms of their employment agreements upon termination of their employment under certain circumstances. Amounts contingently payable under these arrangements total up to $6.4 million as of June 30, 2005. Additional amounts may be due to these officers as “gross up” payments resulting from excise taxes owed by these officers on these severance payments.

In addition, under the terms of the Company’s 5% convertible subordinated notes due in July 2008, upon completion of the merger with MGI Pharma, each holder of an outstanding convertible note may require MGI Pharma to repurchase that note in cash at 100% of the principal amount, plus accrued and unpaid interest. MGI Pharma must mail a notice to each holder of a convertible subordinated note within 20 days of completing the merger. Should all holders so require, the cost of such repurchase could be up to $69.4 million in principle plus accrued and unpaid interest.

In addition, the Company, from time to time, is involved in routine legal matters and contractual disputes incidental to its normal operations. In management’s opinion, there are no existing matters that are expected to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.